Exhibit 10.7.1

AMENDMENT TO THE

PHH CORPORATION

RESTRICTED STOCK UNIT AWARD AGREEMENTS

THIS AMENDMENT to the PHH Corporation Restricted Stock Unit Award for                  shares granted to                                         (the “Grantee”) on June 6, 2012 (the “Award”) is made effective as July 11, 2014.

WHEREAS, PHH Corporation, a Maryland Corporation (the “Company”) maintains the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “2005 EIP”), which was last amended and restated June 17, 2009 and has been amended once since such date;

WHEREAS, the Committee granted the Award to Grantee as evidenced by and subject to the terms and conditions of the Restricted Stock Unit Award Notice, the Restricted Stock Unit Award Agreement, and the 2005 EIP; and

WHEREAS, the Committee now desires to amend the Award to provide that the maximum number of shares that can be earned on the achievement of performance goals will be prorated upon the Grantee’s termination of employment without cause based on the number of days elapsed in the performance period, but still subject to vesting based on performance.

NOW, THEREFORE, BE IT RESOLVED, that the Committee hereby amends the Award by adding the following to the end of the existing Section 4 of the Restricted Stock Unit Award Agreement with respect to the Award:

“Notwithstanding the foregoing, upon termination of the Grantee’s employment by the Company without Cause, the number of Restricted Stock Units subject to this Award that may vest based on the achievement of the Targeted Performance Levels will be multiplied by a fraction where the numerator is the number of calendar days from and including the Grant Date through and including the date of termination without Cause and the denominator is the total number of calendar days from and including the Grant Date through and including June 6, 2015 and the Grantee will not be required to be employed on the Vesting Date to receive settlement of the Award.

For purposes of this Award, “Cause” means any one of the following: (1) a material failure of the Grantee to substantially perform the Grantee’s duties with the Company or its Subsidiaries (other than failure resulting from incapacity due to physical or mental illness); (2) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against, or relating to the assets of, the Company or its Subsidiaries; (3) conviction (or plea of nolo contendere) of a felony or any crime involving moral turpitude; (4) repeated instances of negligence in the performance of the Grantee’s job or any instance of gross negligence in the performance of the Grantee’s duties as an employee of the Company or one of its Subsidiaries; (5) any breach by the Grantee of any fiduciary obligation owed to the Company or any Subsidiary or any material element of the Company’s Code of Business Ethics and Conduct or other applicable workplace policies; or (6) failure by the Grantee to perform Grantee’s job duties for the Company or any Subsidiary to the best of Grantee’s ability and in accordance with reasonable instructions and directions from the Board or its designee, and the reasonable workplace policies and procedures established by the Company or any Subsidiary, as applicable, from time to time.”

Except as specifically amended hereby, the Award will remain in full force and effect as prior to this Amendment.

IN WITNESS WHEREOF, the Committee has caused this Amendment to be executed this          day of                   , 2014.

PHH CORPORATION

By:

Name:

Title: